Exhibit 99.2

ENCORE CAPITAL GROUP, INC.
Supplemental Financial Information
Reconciliation of GAAP Net Income and Income Before Taxes to
Net Income and Income Before Taxes Excluding One-Time Benefits and Charges
(In Thousands)

	Quarter Ended March 31,

	2004	2003	2002

GAAP net income, as reported	$6,016	$8,166	$233
Gain on settlement of litigation[1]	-	(4,376)	-

Net income, excluding one-time benefits	$6,016	$3,790	$233

	Quarter Ended June 30,

	2004	2003	2002

GAAP net income, as reported	$5,595	$3,309	$692
Benefit from restoration of net deferred tax assets[3]	-	-	(143)

Net income, excluding one-time benefits	$5,595	$3,309	$549

	Quarter Ended September 30,

	2004	2003	2002

GAAP net income, as reported	$5,882	$3,104	$2,521
Benefit from restoration of net deferred tax assets[3]	-	-	(914)

Net income, excluding one-time benefits	$5,882	$3,104	$1,607

	Quarter Ended December 31,

	2004	2003	2002

GAAP net income, as reported	$5,683	$3,841	$10,343
Write off of deferred costs[2]	-	528	-
Benefit from restoration of net deferred tax assets[3]	-	-	(8,830)

Net income, excluding one-time (benefits) Charges	$5,683	$4,369	$1,513

	Years Ended December 31,

	2004	2003	2002

GAAP income before taxes	$38,846	$29,423	$8,086
Gain on settlement of litigation[1]	-	(7,210)	-
Write off of deferred costs[2]	-	870	-

Income before taxes, exluding one time (benefits) charges	$38,846	$23,083	$8,086

[1]This is the result of a net pre-tax gain of $7.2 million and a net after-tax gain of $4.4 million associated with a litigation settlement during the first quarter of 2003.

[2]This is the result of the pre-tax write-off of $0.9 million and an after-tax write-off of $0.5 million in deferred loans costs and a debt discount associated with the early retirement of our Senior Notes during the fourth quarter of 2003.

[3]This is the result of a change in the valuation allowance associated with our net tax assets during 2002, which resulted in the recognition of a current tax benefit in the amount of $8.8 million, $0.9 million, and $.01 million for the quarters ended December 31, September 30 and June 30, respectively.